EXHIBIT 10.26

ALLSCRIPTS, LLC AND A4 HEALTH SYSTEMS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (this “Agreement”) is made as of this 28th day of February, 2006, by and among Allscripts, LLC, a limited liability corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 222 Merchandise Mart, #2024, Chicago, Illinois 60654 (“Allscripts”), A4 Health Systems, Inc., a North Carolina corporation, with its principal place of business at 5501 Dillard Drive, Cary, North Carolina 27511 (“Company”), and David Bond (“Executive”).

RECITALS

WHEREAS, Executive is President and Chief Operating Officer of Company;

WHEREAS, Allscripts Healthcare Solutions, Inc., a Delaware corporation (“AHS”), Quattro Merger Sub Corp. (“Sub”), Company and the shareholder representative named therein have entered into an Agreement of Merger (the “Merger Agreement”), which provides, upon the terms and subject to the conditions thereof, for the merger of Sub with and into Company (the “Merger”);

WHEREAS, from and after the date of effectiveness of the Merger (the “Effective Date”), Company desires to employ Executive as its President of SMB Solutions; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as President of SMB Solutions of Company, pursuant to the terms of this Agreement. Executive shall report directly to the Chief Executive Officer of the Company and have the duties and responsibilities and perform such administrative and managerial services of that position as are set forth in the bylaws of Company (the “Bylaws”) or as shall be reasonably delegated or assigned to Executive by the Chief Executive Officer of Company from time to time. Executive shall carry out Executive’s responsibilities hereunder on a full-time basis for and on behalf of Company; provided that Executive shall be entitled to devote time to personal investments, civic and charitable activities, and personal education and development, so long as such activities do not interfere with or conflict with Executive’s duties hereunder. Notwithstanding the foregoing, Executive agrees that, during the term of this Agreement, Executive shall not act as an officer of any entity other than Company without the prior written consent of Company.

2. Effective Date and Term.

The initial term of Executive’s employment by Company under this Agreement shall commence as of the Effective Date and shall continue in effect for a term of one (1) year, unless earlier terminated as provided herein. Thereafter, this Agreement shall automatically renew for additional and successive terms of one (1) year each, unless either Company or Executive elects not to renew this Agreement upon the expiration of the initial term or any renewal term by providing written notice of such non-renewal to the other party at least one hundred eighty (180) days prior to the expiration of the then current term. As used herein, the term “Employment Period” shall mean the period from the Effective Date until the termination of the Agreement (i) for non-renewal pursuant to this Section 2 or (ii) pursuant to Section 4 herein. If the transactions contemplated by the Merger Agreement are not consummated, this Agreement shall be null and void. For purposes of this Agreement, any notice of non-renewal by the Company which provides for termination of Executive’s employment before the end of the Employment Period or acceleration of Executive’s last day of active employment or involves or gives rise to any grounds for termination by Executive for Good Reason shall be deemed a termination without Cause by the Company.

3. Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide or cause to be provided to Executive the following compensation and benefits:

3.1 Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $250,000 per annum, subject to all appropriate federal and state withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures; provided however, that if the Company meets or exceeds the revenue and operating income budgeted amounts in the existing 2006 budget for each of the first two quarters of 2006, Executive’s base salary shall increase from $250,000 to $260,000 per annum, beginning in the third quarter of 2006. Executive’s base salary shall be reviewed annually on each anniversary of the Effective Date during the Employment Period by the Chief Executive Officer of Company and may be increased (but not decreased) in the sole discretion of the Chief Executive Officer, based on Executive’s performance during the preceding twelve-month period. Executive’s base salary, as such base salary may be increased annually hereunder, is hereinafter referred to as the “Base Salary.”

3.2 Performance Bonus. Executive shall be eligible to receive a cash bonus with respect to each Fiscal Year of Company that ends during the term of this Agreement (the “Performance Bonus”). Payment of the Performance Bonus, if any, will be made in accordance with the terms and conditions of Company’s management bonus plan, as in effect from time to time, and in accordance with Company’s budget. With respect to the 2006 Fiscal Year, the terms and conditions of the management bonus plan and the targets for bonus achievement will be established in a manner consistent with Company’s 2005 management bonus plan. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company, commencing on January 1 of each year and ending on December 31.

3.3 Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1 Vacation. Executive shall be entitled to 20 business days per full Fiscal Year of paid vacation, such vacation time not to be cumulative (i.e., vacation time not taken in any Fiscal Year shall not be carried forward and used in any subsequent Fiscal Year). Executive shall also be entitled to paid holidays in accordance with Company’s regular holiday schedule.

3.3.2 Participation in Benefit Plans. Executive shall be entitled to health and/or dental benefits, including immediate coverage for Executive and Executive’s eligible dependents, which are generally available to Company’s senior executive employees and as provided by Company in accordance with its group health insurance plan coverage. In addition, Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan, disability plan or other insurance plan or medical expense plan or other plan or program maintained by Company for its senior executives generally, in accordance with the general eligibility criteria therein. Executive’s service with the Company prior to the Effective Date shall be taken into account for all vesting and eligibility purposes under any such plans or programs.

3.3.3 Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.4 Expenses. Company shall reimburse Executive for proper and necessary expenses incurred by Executive in the performance of Executive’s duties under this Agreement from time to time upon Executive’s submission to Company of invoices of such expenses in reasonable detail and subject to all standard policies and procedures of Company with respect to such expenses.

3.5 Stock-Based Awards. Executive shall be eligible to participate in any applicable stock bonus, stock option, or similar plan implemented by Allscripts and generally available to its senior executive employees (each, a “Plan”). Awards will be made at the discretion of the Chief Executive Officer of Allscripts, subject to approval by the Board of AHS.

3.6 Special Bonus. On the Effective Date and in consideration in part for the covenants set forth in Section 5 hereof, Company shall pay to Executive a bonus in the amount of $550,000 (the “Special Bonus”), subject to all appropriate federal and state withholding taxes.

4. Termination of the Agreement Prior To the Expiration.

This Agreement and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”):

4.1 Termination upon Death or Disability of Executive.

4.1.1 This Agreement and the Employment Period shall terminate immediately upon the death of Executive. In such event, Executive’s estate (or named beneficiary) shall have the right to receive payment of the amounts set forth in Section 4.4.3 of the Agreement.

4.1.2 Company may terminate this Agreement and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive, as a result of illness or incapacity, shall be unable to perform substantially Executive’s required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period. In the event of a dispute as to whether Executive is disabled, the determination of disability shall be made by the concurring opinions of two reasonably qualified licensed practicing physicians (one of Company’s choice and the other of Executive’s choice, with each party being responsible for the costs of the physician selected by such party), and Executive agrees to submit to such tests and examination as such physicians shall deem appropriate to determine Executive’s capacity to perform the services required to be performed by Executive hereunder. In such event, the parties hereby agree that the concurring opinions of such physicians as to the disability of Executive shall be final and binding on the parties. Any termination of the Agreement under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without cause.

4.2 Termination by Company for Cause. Company may terminate this Agreement and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice; provided however, that Executive shall have a period of ten (10) days (or such longer period not to exceed 30 days as would be reasonably required for Executive to cure such action or inaction) after the receipt of the written notice from Company to cure the particular action or inaction, to the extent a cure is possible. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1 any willful refusal by Executive to substantially perform Executive’s duties and obligations hereunder, other than any such failure resulting from the disability of Executive;

4.2.2 any intentional act of fraud, embezzlement or theft by Executive in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or any prior employment or Executive’s admission or conviction of a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

4.2.3 any gross negligence or willful misconduct of Executive resulting in a loss to Company or any of its affiliates or damage to the reputation of Company or any of its affiliates;

4.2.4 any breach by Executive of any of the covenants contained in Section 5 hereof;

4.2.5 any violation of any statutory or common law duty of loyalty to Company or any of its affiliates; or

4.2.6 Executive’s material violation of any generally recognized policy of AHS or Company, Executive’s willful refusal to follow the lawful directions of the Chief Executive Officer of Company or the Board of AHS.

Notwithstanding the foregoing, any notice and lapse of time period provided in this Section 4.2 shall not be required with respect to any event or circumstance which is the same or substantially the same as an event or circumstance with respect to which notice and an opportunity to cure has been given within the previous six (6) months.

4.3 Termination without Cause or by Executive for Good Reason.

4.3.1 Termination without Cause. Either party may terminate this Agreement and the Employment Period without Cause upon thirty (30) days prior written notice to the other party. If either party elects not to renew this Agreement for any renewal period pursuant to Section 2 hereof, such election shall not constitute a termination of the Employment Period without Cause.

4.3.2 Termination by Executive for Good Reason. Executive may terminate this Agreement and the Employment Period for Good Reason (as hereinafter defined). For purposes hereof, “Good Reason” shall mean (i) any material diminishment in Executive’s authority, responsibilities or compensation without Executive’s consent that is not cured within thirty (30) days after Executive shall have provided written notice of such diminishment to the Board of Directors of AHS or (ii) AHS’s requirement that Executive be based at any office or location more than thirty (30) miles from where Executive is employed on the Effective Date, other than for travel that is reasonably required in the performance of Executive’s duties.

4.4 Rights upon Termination. Upon termination of this Agreement and the Employment Period, the following shall apply:

4.4.1 Termination by Company without Cause or by Executive for Good Reason. If Company terminates the Employment Period without Cause (other than a non-renewal by Company under Section 2) or if Executive terminates the Employment Period for Good Reason, Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, subject to Section 4.4.2, below, Company shall be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)	six months of Executive’s Base Salary in effect immediately prior to the Termination Date, payable in six equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof);

(ii)	continuation of Executive’s then current enrollment (including family enrollment, if applicable) in all health and/or dental insurance benefits set forth in Section 3.3.2 for a period of six months following the Termination Date, with Executive’s contribution to such plans as if Executive were employed by Company, such contributions to be paid by Executive in the same period (e.g., monthly, bi-weekly, etc.) as all other employees of Company; provided, however, that Company may terminate such coverage if payment from Executive is not made within ten (10) days after the date on which Executive receives written notice from Company that such payment is due; and provided, further, that such benefits may be discontinued earlier to the extent that Executive becomes entitled to comparable benefits from a subsequent employer; and

(iii)	any awards granted to Executive pursuant to Section 3.5 that have not vested as of the Termination Date shall vest in full upon the Termination Date.

(iv)	the amount of Executive’s Performance Bonus, if any, for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period), multiplied by a fraction, the numerator of which is the number of completed months in the Fiscal Year in which the Termination Date occurs prior to the Termination Date and the denominator of which is twelve;

(v)	accrued but unused vacation pay, which shall be payable in a lump sum within thirty (30) days of the Termination Date.

4.4.2 Termination With Cause by Company or Without Cause by Executive. If Company terminates the Employment Period with Cause, or if Executive terminates the Employment Period other than a) as a non-renewal under Section 2 or b) as a result of death or disability or c) for Good Reason, Company shall be obligated to pay Executive (i) any Base Salary amounts that have accrued but have not been paid as of the Termination Date and (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period) and (iii) accrued but unused vacation pay, which shall be payable in a lump sum within thirty (30) days of the Termination Date.

4.4.3 Termination Upon Death or Disability. If the Employment Period is terminated because of the death or disability of Executive, Company shall be obligated to pay Executive or, if applicable, Executive’s estate, the following amounts: (i) earned but unpaid Base Salary; (ii) the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period); and (iii) the amount of Executive’s Performance Bonus, if any, for the Fiscal Year in which the Termination Date occurs that would have been payable under Section 3.2 had there been no termination of the Employment Period (such Performance Bonus, if any, to be determined in the manner it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period) ), multiplied by a fraction, the numerator of which is the number of completed months in the Fiscal Year in which the Termination Date occurs prior to the Termination Date and the denominator of which is twelve; and (iv) accrued but unused vacation pay, which shall be payable in a lump sum within thirty (30) days of the Termination Date. The foregoing shall be in addition to, and not in lieu of, any benefits payable to Executive under any applicable disability or life insurance plan or program.

4.4.4 Termination for Non-Renewal by Company. If the Employment Period is terminated by reason of a non-renewal by Company under Section 2, then Executive shall be entitled to receive payment of any Base Salary amounts that have accrued but have not been paid as of the Termination Date, and the unpaid Performance Bonus, if any, with respect to the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable, under Section 3.2 had there been no termination of the Employment Period). In addition, Company shall be obligated to pay Executive as severance six months of Executive’s Base Salary in effect immediately prior to the Termination Date, payable in six equal monthly installments commencing on the Termination Date, such amount to be payable regardless of whether Executive obtains other employment and is compensated therefor (but only so long as Executive is not in violation of Section 5 hereof).

4.4.5 Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company (except, in the case of termination for Cause, to the extent necessary or appropriate to enable Executive to effect a cure to the extent a cure is possible).

5. Noncompetition and Confidentiality.

5.1 Covenant Not to Compete. During the Employment Period and for a period of the longer of (1) one (1) year after the expiration or earlier termination of the Employment Period (other than a termination by Company without Cause or by Executive for Good Reason) and (2) two (2) years from the Effective Date, Executive shall not, (i) directly or indirectly act in concert or conspire with any person employed by Company or any of its affiliates in order to engage in or prepare to engage in or to have a financial or other interest in any business which is a Direct Competitor (as defined below) or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage or have a financial or other interest in any business which is a Direct Competitor; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934. For purposes of this Agreement, the term “Direct Competitor” shall mean any person or entity engaged in the business of developing, marketing or providing within the continental United States (a) clinical information software or systems, including emergency department information systems, (b) electronic medical records software or systems, (c) physician practice management software or systems, (d) care management solutions, (e) healthcare disaster recovery solutions, or (f) patient portal solutions.

5.2 No Solicitation of Employees. During the Employment Period and for a period of the longer of (1) one (1) year following the expiration or earlier termination of the Employment Period for any reason (other than a termination by Company without Cause or by Executive for Good Reason) and (2) two (2) years from the Effective Date, Executive shall not, directly or indirectly, whether for Executive’s own account or for the account of any other individual or entity, (i) employ, hire or solicit for employment, or attempt to employ, hire or solicit for employment, any Employee (as defined below), (ii) divert or attempt to divert, directly or indirectly, or otherwise interfere in a material fashion with or circumvent Company’s or any of its affiliates’ relationship with, any Employees, or (iii) induce or attempt to induce, directly or indirectly, any Employee to terminate his or her employment or other business relationship with Company or any of its affiliates. For purposes of this Section 5.2, “Employee” shall mean any person who is or was employed by Company or any of its affiliates during the Employment Period; provided, however, that “Employee” shall not include any person (a) whose employment with Company or any of its affiliates was terminated by Company or such affiliate without cause or (b) who was not employed by Company or any of its affiliates at any time during the six (6) month period immediately prior to the Termination Date.

5.3 Confidential Information. Company has advised Executive, and Executive acknowledges, that it is the policy of Company to maintain as secret and confidential all Protected Information (as defined below) and that Protected Information has been and will be developed at substantial cost and effort to Company and its affiliates. Executive shall not at any time, directly or indirectly, divulge, furnish or make accessible to any unauthorized person, firm, corporation, association or other entity (otherwise than as may be required in the regular course of Executive’s employment), nor use in any manner, either during the Employment Period or after the termination of the Employment Period for any reason, any Protected Information, or cause any such information of Company or any of its affiliates to enter the public domain, except as required by law or court order. “Protected Information” means trade secrets, confidential and proprietary business information of Company or any of its affiliates, and any other information of Company or any of its affiliates, including customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by Company or any of its affiliates and their respective agents or employees, including Executive; provided, however, that information that is or becomes in the public domain (other than as a result of a breach of this Agreement), approved for release by Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with Company, is not Protected Information.

5.4 Injunctive Relief. Executive acknowledges and agrees that the restrictions imposed upon Executive by this Section 5 and the purpose for such restrictions are reasonable and are designed to protect the Protected Information and the continued success of Company and its affiliates without unduly restricting Executive’s future employment by others. Furthermore, Executive acknowledges that in view of the Protected Information of Company or any of its affiliates which Executive has or will acquire or has or will have access to and the necessity of the restriction contained in this Section 5, any violation of the provisions of this Section 5 may cause irreparable injury to Company, its affiliates and their respective successors in interest with respect to the resulting disruption in their operations. By reason of the foregoing, Executive consents and agrees that if he violates any of the provisions of this Section 5, Company and its successors in interest, as the case may be, shall be entitled, in addition to any other remedies that they may have, including monetary damages, to an injunction to be issued by a court of competent jurisdiction, restraining Executive from committing or continuing any violation of this Section 5.

6. No Set-Off or Mitigation.

Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as otherwise provided herein, such amounts shall not be reduced whether or not Executive obtains other employment.

7. [Intentionally Left Blank]

8. Clawback of Special Bonus.

If the employment of Executive terminates for any reason prior to the first anniversary of the Effective Date (other than a termination by Company without Cause or by Executive for Good Reason or as a result of Executive’s death or disability), Executive shall, within thirty (30) days following the Termination Date, repay to Company in cash fifty percent (50%) of the Special Bonus. Executive hereby expressly authorizes Company, subject to applicable law, to withhold all or a portion of the amount of such payment from any amounts owed to Executive by Company as of the Termination Date. The parties intend that this repayment obligation shall apply only in the case of termination of Executive’s employment under Section 4.4.2 hereof (Termination With Cause by Company or Without Cause by Executive).

9. Stock Sale Forbearance.

Executive hereby covenants and agrees that, for a period of six (6) months following the Effective Date, Executive will not, without the prior written consent of Company, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by Executive of), directly or indirectly, any shares of common stock of AHS acquired by Executive in connection with the Merger.

10. Miscellaneous.

10.1 Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

10.2 No Conflicts. Executive represents and warrants that the performance by Executive of Executive’s duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which Executive is a party.

10.3 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina, without reference to North Carolina’s choice of law statutes or decisions.

10.4 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parties in executing this Agreement.

10.5 No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

10.6 Notices.

All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 10.6), or by commercial overnight delivery service, to the parties at the addresses set forth below:

To Allscripts or Company (after the Effective Date):

Allscripts, LLC
222 Merchandise Mart
Number 2024
Chicago, Illinois 60654
Attention: Chief Executive Officer

with a copy to:	Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Gary D. Gerstman

To Executive:	David Bond
2115 Banbury Road
Raleigh, North Carolina 27608

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Central Time and, if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

10.7 Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and Company, their respective successors and permitted assigns and Executive’s heirs and personal representatives. This Agreement shall be personal to Executive for all purposes.

10.8 Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to Executive’s employment by Company and Executive’s obligations thereto. Executive acknowledges that Executive is not relying upon any representations or warranties concerning Executive’s employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

10.9 Dispute Resolution and Arbitration. Except as provided in Section 5.4 above, the following procedures shall be used in the resolution of disputes:

10.9.1 Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The parties will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the entire matter shall then be submitted to arbitration as set forth in Section 10.9.2.

10.9.2 Arbitration. If the dispute or disagreement between the parties has not been resolved in accordance with the provisions of Section 10.9.1 above, then any such controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Any decision rendered herein shall be final and binding on each of the parties, and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each party shall bear its own costs and expenses incurred in connection with any arbitration proceeding under this Section 10.9.2; provided, however, that Company shall pay all American Arbitration Association fees, costs and expenses (including the arbitrator’s fees, costs and expenses) payable in connection with such proceeding.

10.10 Survival. The provisions of Sections 4.4, 5, 6, 7, 8, 9 and 10 of this Agreement shall survive the expiration or earlier termination of the Agreement.

10.11 Headings; Interpretation. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement. For purposes of this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and the word “or” is not exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ALLSCRIPTS, LLC

By:	/s/ Lee Shapiro
Lee Shapiro
President

A4 HEALTH SYSTEMS, INC.

By:	/s/ John P. McConnell
John P. McConnell

EXECUTIVE:

By:	/s/ David Bond
David Bond